Milan Saha, Esq.

The Milan Group

80 Barton Road

Plattsburgh, NY 12901

(518) 472-4208

Admitted in the State of New York

March 31, 2026

Gabriel Martinez

Chief Executive Officer

Havana Roasters Coffee Companies, Inc.

3440 Hollywood Boulevard, Suite 415

Hollywood, FL 33021

Dear Mr. Martinez:

I have acted, at your request, as special counsel to Havana Roasters Coffee Companies, Inc., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 8,000,000 shares of common stock offered by the Company at $1.50 per share of Company common stock, par value $0.0001 per share to be offered and distributed by the Company (the “Shares” or “Company Offered Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the "Documents") are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally  valid and  binding  instruments is not affected by any (i) violations  of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Milan Saha

Milan Saha, Esq.